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                                                                    Exhibit 23.4


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of USA Networks, Inc. for the registration of $500,000,000 6-3/4% Senior Notes and to the incorporation by reference therein of our report dated February 24, 1998 (except for Note 13, as to which the date is April 10, 1998), with respect to the consolidated financial statements of Ticketmaster Group, Inc. and to our consent dated April 23, 1998 with respect to the financial statement schedule of Ticketmaster Group, Inc. included in the Annual Report (Form 10-K) of Ticketmaster Group, Inc. at January 31, 1998 and for the year then ended, filed with the Securities and Exchange Commission.


Los Angeles, California
April 6, 1999


                                                           /s/ ERNST & YOUNG LLP